Exhibit 99.1

LIBERTY MEDIA REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Englewood, Colorado, May 7, 2010 — Liberty Media Corporation (“Liberty”) (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) today reported first quarter results for Liberty Capital group, Liberty Interactive group and Liberty Starz group.  Highlights include(1):

•                  Grew adjusted OIBDA(2) and operating income at QVC by 15% and 31%, respectively, on revenue growth of 11% for the quarter

•                  Raised an additional $1.0 billion in senior secured notes at QVC, with maturities of 2017 and 2020

•                  Completed Disney output deal extension at Starz Entertainment

•                  Repurchased $87 million of Liberty Capital stock, from January 30 through April 30, 2010

•                  Increased repurchase authorization of Liberty Capital stock by $500 million

•                  Welcomed Andrea L. Wong to Liberty’s Board of Directors

“QVC again delivered impressive results and drove further margin expansion” stated Greg Maffei, Liberty President and CEO.  “At Starz, Spartacus consistently performed well, ranking number one among all premium programs for 13 consecutive Fridays.  We extended maturities at Liberty Interactive by issuing another $1.0 billion of QVC bonds with 2017 and 2020 maturities and recently announced a tender for $400 million of Liberty’s senior notes due 2013.”

LIBERTY INTERACTIVE GROUP — Liberty Interactive group’s revenue increased 11% to $2 billion and adjusted OIBDA increased 12% to $381 million, while operating income increased 18% to $218 million.  The increase in revenue and adjusted OIBDA was primarily due to favorable results at QVC.  Beginning January 1, 2010, Liberty began reporting the results of CommerceHub, formerly a QVC subsidiary, as part of the eCommerce group due to the Internet orientation of its business.  As a result, CommerceHub’s revenue, adjusted OIBDA, and operating income have been reclassified to the eCommerce group for all periods presented.

QVC

QVC’s consolidated revenue increased 11% in the first quarter to $1.8 billion and adjusted OIBDA increased 15% to $366 million.

“QVC is emerging from the downturn showing strong, consistent sales growth and increased adjusted OIBDA margins,” stated Mike George, QVC President and CEO.  “Our adjusted OIBDA margin, excluding our start-up operations related to our Italy launch, improved 103 basis points over prior year first quarter.  Using our buying power, we continue to provide a compelling customer value proposition while maintaining our margin integrity.  Our global eCommerce business grew 23% in the quarter, well ahead of the overall internet sales index as we continue to take share from both brick and mortar and eCommerce competitors.  We were delighted with the success of several new brands we premiered in Q1, including Kim Kardashian fragrances, Jillian Michaels fitness, Vita Mix blenders and Dyson vacuums.”

QVC’s domestic revenue increased 10% in the first quarter to $1.2 billion and adjusted OIBDA increased 19% to $261 million compared to the first quarter 2009.  The product mix continued to shift from the jewelry and apparel product areas to accessories and home.  The average selling price increased modestly from $51.07 to $51.16 while total units sold increased 9% from 22.5 million to 24.5 million.  Returns as a percent of gross product revenue increased slightly from 18.0% to 18.6%.  The domestic adjusted OIBDA margin increased 159 basis points to 23% for the quarter primarily due to a higher initial product margin percentage in the apparel, accessories and jewelry product areas.  QVC.com sales as a percentage of domestic sales grew from 29% in the first quarter of 2009 to 32% in the first quarter of 2010, to a total of $371 million.  Additionally, international eCommerce sales increased 21% to $105 million.

QVC’s international revenue increased 11% in the first quarter to $601 million from $540 million including the impact of favorable exchange rates in the UK, Germany and Japan.  International adjusted OIBDA increased 8% to $105 million and the adjusted OIBDA margin decreased 49 basis points for the quarter.  The decline in the adjusted OIBDA margin was due to the inclusion of $4 million of costs related to the expected launch of QVC Italy service in the fourth quarter of 2010.  Excluding the effect of exchange rates, QVC’s international revenue increased 6% and adjusted OIBDA increased 3%.

QVC UK’s revenue was essentially flat in local currency in the first quarter as increased sales in the apparel and beauty product areas were offset by declines in the fine jewelry and home areas.  The UK’s average selling price in local currency decreased 6% and units sold increased 4% for the first quarter.  QVC UK experienced a lower gross margin percentage in the first quarter due primarily to an unfavorable inventory obsolescence provision.

QVC Germany’s revenue grew 2% in local currency in the first quarter.  QVC Germany’s average selling price in local currency was flat for the first quarter and units sold increased 3%.  QVC Germany experienced a lower gross margin percentage for the quarter primarily due to lower product margins associated with product mix shifts and continued efforts to move less productive inventory.  In addition to lower product margins, the gross margin percentage declined due to an unfavorable inventory obsolescence provision and higher freight costs.

QVC Japan’s revenue grew 13% in local currency in the first quarter.  QVC Japan achieved growth of 25% in units sold for the quarter with the average selling price in local currency declining 10%.  QVC Japan’s gross margin percentage increased during the first quarter due primarily to both higher initial product margins and a shift in the mix to fashion, health and beauty products.

During the first quarter, QVC issued $500 million principal amount of 7.125% Senior Secured Notes due 2017 and $500 million principal amount of 7.375% Senior Secured Notes due 2020.  QVC used all of the net proceeds from such offerings to fund the purchase and cancellation of an equivalent principal amount of outstanding term loans under QVC’s senior secured credit facilities of which $250 million matured in each of 2010 and 2011 and $500 million matured in 2014.  QVC’s outstanding bank and bond debt was $4.0 billion at March 31, 2010.  On April 30, 2010, an additional $159 million of bank debt due to mature on June 30, 2010 was purchased, leaving $16 million of outstanding bank debt due in the second quarter.  During the quarter, Liberty Interactive repaid in full the intergroup loans to both Liberty Capital and Liberty Starz.

eCommerce Businesses

In the aggregate, the eCommerce businesses revenue increased 10% to $268 million for the quarter.  Overall revenue growth was partially offset by lower commission revenue earned when customers sign-up for third-party on-line discount services.  In the first quarter of 2010, a decision was made to change the way these promotions are offered which reduced the revenue earned in the quarter.  These changes are expected to continue to adversely impact commission revenue throughout 2010.   Revenue earned from the commissions yielded significantly higher margins than product sales, and, therefore the reduction in this revenue more negatively impacted adjusted OIBDA on a percentage basis.  Adjusted OIBDA for the eCommerce businesses decreased 33% to $18 million for the quarter and represented 7% of revenue in 2010, as compared to 11% in 2009.  Operating income decreased by 69% or $9 million.  Additionally, in the first quarter start-up costs for LOCKERZ and The Right Start were incurred with limited revenue.

Share Repurchases

There were no share repurchases of Liberty Interactive stock from January 30, 2010 through April 30, 2010.  Liberty has approximately $740 million remaining under its Liberty Interactive stock repurchase authorization.

The businesses and assets attributed to Liberty Interactive group are engaged in, or are ownership interests in companies that are engaged in, video and on-line commerce, and currently include Liberty’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BUYSEASONS, CommerceHub, LOCKERZ and The Right Start, and its interests in IAC/InterActiveCorp, HSN, Tree.com, Interval Leisure Group, and Expedia.  Liberty has identified wholly-owned QVC as the principal operating segment of the Liberty Interactive group.

LIBERTY STARZ GROUP — Liberty Starz group’s revenue increased 3% to $307 million, adjusted OIBDA decreased 1% to $103 million, and operating income increased 14% for the quarter.  The increase in revenue was primarily driven by results at Starz Entertainment.  The decrease in adjusted OIBDA was primarily due to higher sales and marketing expenses related to the promotion of the Starz original production Spartacus: Blood and Sand, which premiered in January 2010.

Starz Entertainment, LLC

Starz Entertainment’s revenue increased 3% to $305 million for the quarter.  The $9 million increase in revenue was due to a $3 million increase in rates and a $6 million increase resulting from growth in the average number of subscription units.  In the first quarter, Starz and Encore experienced average subscription unit decreases of 5% and 3%, respectively. Such average subscription decreases are the net result of increases in subscriptions under consignment agreements, and decreases in subscriptions under fixed-rate agreements which do not impact revenue.

Adjusted OIBDA decreased 2% to $106 million, while operating income increased 4% for the quarter.  Starz Entertainment’s operating expenses were flat and SG&A expenses increased $9 million to $36 million.  The increase in SG&A was primarily due to the higher sales and marketing expenses mentioned above.  Adjusted OIBDA was further impacted by an impairment charge of $4 million related to the second season of Crash.

Starz, LLC President and CEO Chris Albrecht said “Starz Entertainment had a solid quarter marked by outstanding results for our action drama series Spartacus: Blood and Sand, the announcement of plans to air two new dramatic series — Pillars of the Earth and Camelot, an extension of our output agreement with Disney and a return to sequential subscriber growth for both Starz and Encore.”

Share Repurchases

From January 30, 2010 through April 30, 2010, Liberty repurchased 539,970 shares of Series A Liberty Starz common stock at an average cost per share of $47.40 for total cash consideration of $25.6 million.  Since the introduction of Liberty Starz on November 19, 2009 through April 30, 2010, Liberty has repurchased 1.1 million shares at an average cost per share of $48.06 for total cash consideration of $53.3 million.  These repurchases represent 2.1% of the shares outstanding.  Liberty has approximately $446.7 million remaining under its Liberty Starz stock repurchase authorization.

The businesses and assets attributed to Liberty Starz group are primarily engaged in, or are ownership interests in companies that are focused on video programming businesses and currently include Liberty’s subsidiaries Starz Entertainment and Liberty Sports Interactive.  Liberty has identified Starz Entertainment as the principal operating segment of the Liberty Starz group.  For purposes of presentation, we treat the assets and businesses attributed to the Liberty Starz group as though they had been attributed to the group since January 1, 2009.

LIBERTY CAPITAL GROUP — Liberty Capital group’s revenue increased 33% to $166 million while adjusted OIBDA decreased by $11 million for the quarter.  Liberty Capital group’s operating loss increased 32% or $17 million.  The increase in revenue was primarily due to a $20 million increase in theatrical revenue and a $21 million increase in home video revenue at Starz Media.  The decrease in adjusted OIBDA was primarily due to the number and timing of films released theatrically and on home video by Overture Films and the related marketing expenses associated with these films.

Regarding Starz Media, Starz, LLC President and CEO Chris Albrecht said “We were pleased with the box office results of two first-quarter releases from Overture Films — Brooklyn’s Finest and The Crazies — and Anchor Bay’s City Island, which boosted revenue for the quarter.  We continue to review strategic alternatives to the ownership structure of Overture and other Starz Media companies and look forward to having some decisions soon.”

Share Repurchases

From January 30, 2010 through April 30, 2010, Liberty repurchased 2,168,043 shares of Series A Liberty Capital common stock at an average cost per share of $40.18 for total cash consideration of $87.1 million.  Since the reclassification of Liberty Capital on March 4, 2008 through April 30, 2010, Liberty has repurchased 36 million shares at an average cost per share of $15.83 for total cash consideration of $570.2 million.  These repurchases represent 27.9% of the shares outstanding.  During the second quarter Liberty’s Board of Directors authorized the repurchase of an additional $500 million of Liberty Capital common stock.  In total, Liberty has approximately $529.8 million remaining under its Liberty Capital stock repurchase authorization.

The businesses and assets attributed to Liberty Capital group are all of Liberty’s businesses and assets other than those attributed to the Liberty Interactive group and Liberty Starz group and include its subsidiaries Starz Media, TruePosition, Atlanta National League Baseball Club (the owner of the Atlanta Braves), its interests in SIRIUS XM, and minority interests in Time Warner, Inc., Time Warner Cable, and Sprint Nextel.

FOOTNOTES

(1)          Liberty’s President and CEO, Gregory B. Maffei, will discuss these highlights and other matters in Liberty’s earnings conference call which will begin at 12:00 p.m. (ET) on May 7, 2010.  For information regarding how to access the call, please see “Important Notice” on page 9.

(2)          For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

NOTES

Liberty Media Corporation operates and owns interests in a broad range of video and on-line commerce, media, communications and entertainment businesses.  Those interests are currently attributed to three tracking stock groups: Liberty Interactive group, Liberty Starz group and Liberty Capital group.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2010 to the same period in 2009.  Certain prior period amounts have been reclassified for comparability with the 2010 presentation.  During the fourth quarter of 2009, Liberty completed the split-off of Liberty Entertainment Inc. (LEI), and as such, the financial results of the businesses and assets of LEI have been excluded from all periods presented.

The following financial information is intended to supplement Liberty’s consolidated statements of operations to be included in its Form 10-Q.

Fair Value of Public Holdings and Derivatives

(amounts in millions and include the value of derivatives)	December 31, 2009	March 31, 2010
InterActiveCorp	$461	292
InterActiveCorp Spin-Off Companies (1)	810	813
Expedia (1)	1,781	1,727
Other	235	—
Total Attributed Liberty Interactive Group	$3,287	2,832

Other	31	1
Total Attributed Liberty Starz Group	$31	1

SIRIUS XM Debt and Equity (2)	1,853	2,701
Non Strategic Public Holdings (3)	2,933	2,998
Total Attributed Liberty Capital Group	$4,786	5,699

(1)          Represents fair value of Liberty’s investments in the InterActiveCorp spin-off companies (HSN, Interval Leisure Group, and Tree.com), and Expedia.  In accordance with GAAP, Liberty accounts for these investments using the equity method of accounting and includes these investments in its consolidated balance sheet at their historical carrying values.

(2)          Represents the fair value of Liberty’s various debt and equity investments in SIRIUS XM.  The fair value of Liberty’s convertible preferred stock is calculated on an as-if-converted basis into common stock.   In accordance with GAAP, Liberty accounts for the convertible preferred stock using the equity method of accounting and includes this in its consolidated balance sheet at historical carrying value.

(3)          Represents Liberty’s non-strategic public holdings which are accounted for at fair value including any associated equity derivatives on such investments.  Also includes the liability associated with borrowed shares which totaled $851 million and $913 million on December 31, 2009 and March 31, 2010, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	December 31, 2009	March 31, 2010
Cash Attributable to:
Liberty Interactive Group	884	1,731
Liberty Starz Group	794	1,005
Liberty Capital Group (1)	3,157	2,480
Total Liberty Consolidated Cash (GAAP)	4,835	5,216

Debt:
Senior Notes and Debentures (2)	1,594	1,594
Senior Exchangeable Debentures (3)	541	1,962
QVC Senior Notes (2)	1,000	2,000
QVC Bank Credit Facility	2,996	1,996
Other	188	64
Total Attributed Liberty Interactive Group Debt	6,319	7,616
Unamortized Discount	(25)	(24)
Fair Market Value Adjustment	(221)	(851)
Total Attributed Liberty Interactive Group Debt (GAAP)	6,073	6,741

Other	48	47
Total Attributed Liberty Starz Group Debt (GAAP)	48	47

Senior Exchangeable Debentures (3)	2,561	1,138
Bank Credit Facility	750	750
Liberty Derivative Borrowing	838	379
Other	131	106
Total Attributed Liberty Capital Group Debt	4,280	2,373
Fair Market Value Adjustment	(627)	73
Total Attributed Liberty Capital Group Debt (GAAP)	3,653	2,446

Total Consolidated Liberty Debt (GAAP)	9,774	9,234

(1)          Does not include $465 million and $468 million of restricted cash on December 31, 2009 and March 31, 2010, respectively, associated with the bank credit facility which is reflected in other long-term assets in Liberty’s condensed consolidated balance sheet.

(2)          Face amount of Senior Notes and Debentures with no reduction for the unamortized discount or fair market value adjustment.

(3)          Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total attributed Liberty Interactive group cash increased $847 million, primarily due to the reattribution of $807 million in cash from Liberty Capital combined with proceeds from the sale of GSI Commerce, partially offset by repayment of $158 million in intergroup loans to both Liberty Starz and Liberty Capital.  Total attributed Liberty Interactive group debt increased primarily as a result of $759 million in market value adjusted debt that was reattributed from Liberty Capital, partially offset by $119 million in debt pay downs.

Total attributed Liberty Starz group cash increased $211 million, primarily due to the $158 million intergroup loan repaid by Liberty Interactive.

Total attributed Liberty Capital group cash decreased $677 million, primarily as a result of $807 million of cash reattributed to Liberty Interactive group and $459 million in repayments of derivative borrowings.  This was partially offset by $445 million of proceeds received from the settlement of derivatives and the repayment of the outstanding intergroup loan of $158 million by Liberty Interactive.  Total attributed Liberty Capital group debt decreased as a result of the reattribution of debt to Liberty Interactive and the repayment of derivative borrowings as discussed above.

Important Notice: Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB,) President and CEO, Gregory B. Maffei will discuss Liberty’s earnings release in a conference call which will begin at 12:00 noon (ET) on May 7, 2010.  The call can be accessed by dialing (888) 378-4361 or (719) 325-2234 at least 10 minutes prior to the start time.  Replays of the conference call can be accessed until 3:00 p.m. (ET) May 14, 2010, by dialing (888) 203-1112 or (719) 457-0820 plus the pass code 5583834#.  The call will also be broadcast live across the Internet and archived on our website.  To access the webcast go to http://www.libertymedia.com/events.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about, business strategies, market potential, future financial performance, new service and product launches and other matters that are not historical facts.  These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory issues and continued access to capital on terms acceptable to Liberty Media. These forward looking statements speak only as of the date of this presentation, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Please refer to the publicly filed documents of Liberty Media, including the most recent Form 10-Q and 10-K, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media’s business which may affect the statements made in this press release.

References to the tender offer for our senior notes are for informational purposes only and do not constitute an offer to buy, or the solicitation of an offer to sell, any of such notes. Noteholders should carefully read the offer to purchase, dated May 3, 2010, and the related letter of transmittal because they contain important information.

Contact:  Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty’s consolidated statements of operations, to be included in its Form 10-Q, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the three largest privately held businesses (QVC, Starz Entertainment and Starz Media) owned by Liberty at March 31, 2010.

Please see below for the definition of adjusted OIBDA and a discussion of management’s use of this performance measure.  Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified entity to that entity’s operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	1Q09	2Q09	3Q09	4Q09	1Q10
Liberty Interactive Group
QVC
Revenue — Domestic	1,048	1,152	1,093	1,672	1,156
Revenue — International	540	527	569	751	601
Revenue — Total	1,588	1,679	1,662	2,423	1,757
Adjusted OIBDA — Domestic	220	275	242	368	261
Adjusted OIBDA — International	97	96	99	159	105
Adjusted OIBDA — Total	317	371	341	527	366
Operating Income	177	241	208	388	232
Gross Margin — Domestic	34.0%	36.4%	34.7%	33.5%	35.6%
Gross Margin — International	37.0%	37.6%	36.9%	37.3%	36.6%

Liberty Starz Group
Starz Entertainment
Revenue	296	296	301	300	305
Adjusted OIBDA	108	105	93	78	106
Operating Income (Loss)	95	92	78	65	99
Subscription Units — Starz	18.1	17.5	17.3	16.9	17.1
Subscription Units — Encore	31.9	31.5	30.7	30.6	31.1

Liberty Capital Group
Starz Media
Revenue	102	90	56	116	144
Adjusted OIBDA	5	17	(71)	(44)	(7)
Operating Income (Loss)	2	15	(73)	(44)	(9)

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for each of Liberty’s tracking stock groups and each of QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media together with a reconciliation to that group’s or entity’s operating income, as determined under GAAP.  Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation) and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.  Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure.  Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business’ ability to service debt and fund capital expenditures.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty’s management considers in assessing the results of operations and performance of its assets.  Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of adjusted OIBDA for each of Liberty Interactive group, Liberty Starz group, and Liberty Capital group to that group’s operating income calculated in accordance with GAAP for the three months ended March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q09	2Q09	3Q09	4Q09	1Q10
Liberty Interactive Group
Adjusted OIBDA	341	412	345	556	381
Depreciation and Amortization	(147)	(135)	(139)	(145)	(141)
Stock Compensation Expense	(10)	(11)	(12)	(14)	(22)
Operating Income	184	266	194	397	218

Liberty Starz Group
Adjusted OIBDA	104	104	92	74	103
Depreciation and Amortization	(6)	(6)	(5)	(4)	(5)
Stock Compensation Expense	(17)	(23)	(20)	(16)	(6)
Impairment of Long-Lived Assets	—	—	—	(5)	—
Operating Income	81	75	67	49	92

Liberty Capital Group
Adjusted OIBDA	(32)	4	(71)	(76)	(43)
Depreciation and Amortization	(20)	(22)	(20)	(17)	(16)
Stock Compensation Expense	(1)	(1)	(3)	—	(11)
Impairment of Long-Lived Assets	—	—	—	(4)	—
Operating Loss	(53)	(19)	(94)	(97)	(70)

The following table provides a reconciliation of adjusted OIBDA to earnings from continuing operations before income taxes for the years ended March 31, 2009 and 2010, respectively.

ANNUAL SUMMARY

(amounts in millions)	2009	2010
Liberty Interactive Group	$341	381
Liberty Starz Group	104	103
Liberty Capital Group	(32)	(43)
Consolidated Adjusted OIBDA	$413	441

Consolidated Segment Adjusted OIBDA	$413	441
Stock-Based Compensation	(28)	(39)
Depreciation and Amortization	(173)	(162)
Interest Expense	(137)	(170)
Share of Earnings (Losses) of Affiliates, net	(105)	9
Realized and Unrealized Gains (Losses) on Financial Instruments, net	(264)	167
Gains (Losses) on Dispositions, net	(2)	363
Other, net	11	(2)
Earnings (Loss) from Continuing Operations Before Income Taxes	$(285)	607

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries), the eCommerce businesses, Starz Entertainment and Starz Media to that entity or group’s operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2009, June 30, 2009, September 30, 2009, December 31, 2009 and March 31, 2010, respectively.

QUARTERLY SUMMARY

(amounts in millions)	1Q09	2Q09	3Q09	4Q09	1Q10
Liberty Interactive Group
QVC
QVC US Adjusted OIBDA	220	275	242	368	261

QVC UK	19	20	23	39	19
QVC Germany	40	33	34	65	42
QVC Japan	39	44	43	57	48
QVC Italy	(1)	(1)	(1)	(2)	(4)
QVC International Adjusted OIBDA	97	96	99	159	105

Total QVC Adjusted OIBDA	317	371	341	527	366
Depreciation and Amortization	(136)	(127)	(129)	(134)	(129)
Stock Compensation Expense	(4)	(3)	(4)	(5)	(5)
Operating Income	177	241	208	388	232

eCommerce Businesses
Adjusted OIBDA	27	44	7	34	18
Depreciation and Amortization	(10)	(9)	(10)	(11)	(10)
Stock Compensation Expense	(4)	(4)	(4)	(6)	(4)
Impairment of Long-Lived Assets	—	—	—	—	—
Operating Income (Loss)	13	31	(7)	17	4

Liberty Starz Group
Starz Entertainment
Adjusted OIBDA	108	105	93	78	106
Depreciation and Amortization	(4)	(5)	(3)	(4)	(4)
Stock Compensation Expense	(9)	(8)	(12)	(9)	(3)
Impairment of Long-Lived Assets	—	—	—	—	—
Operating Income	95	92	78	65	99

Liberty Capital Group
Starz Media
Adjusted OIBDA	5	17	(71)	(44)	(7)
Depreciation and Amortization	(3)	(3)	(2)	(1)	(2)
Stock Compensation Expense	—	1	—	1	—
Impairment of Long-Lived Assets	—	—	—	—	—
Operating Income (Loss)	2	15	(73)	(44)	(9)